American Realty Capital Properties Responds to Notice from RCS Capital Corporation

NEW YORK, NY November 3, 2014 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) said today in a statement:

“In the middle of the night, we received a letter from RCS Capital Corporation (“RCS”) (NYSE: RCAP) purporting to terminate the equity purchase agreement, dated September 30, 2014, between RCS and an affiliate of ARCP. As we informed RCS orally and in writing over the weekend, RCS has no right and there is absolutely no basis for RCS to terminate the agreement. Therefore, RCS’s attempt to terminate the agreement constitutes a breach of the agreement. In addition, we believe that RCS’s unilateral public announcement is a violation of its agreement with ARCP. The independent members of the ARCP Board of Directors and ARCP management are evaluating all alternatives under the agreement and with respect to the Cole Capital® business, generally. ARCP management and the independent members of the ARCP Board of Directors are committed to doing what is in the best interests of ARCP stockholders and its business, including Cole Capital. We thank our employees, stockholders, clients and other stakeholders for their continued commitment and support.”

About ARCP

ARCP is a leading, self-managed commercial real estate investment trust ("REIT") focused on investing in single tenant freestanding commercial properties subject to net leases with high credit quality tenants. ARCP owns approximately 4,400 properties totaling 99.1 million square feet of leasable space. Additionally, ARCP acquires and manages assets on behalf of the Cole Capital® non-traded REITs, managing nearly $30 billion of high-quality real estate located in 49 states, as well as Washington D.C., Puerto Rico and Canada. ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) may contain “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, ARCP’s plans, market and other expectations, objectives, intentions and other statements that are not historical facts, including its ability to successfully evaluate alternatives for Cole Capital under the equity purchase agreement. Additional factors that may affect future results are contained in ARCP’s filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Media Contact:

Andy Merrill

212-886-9304